Exhibit 99.1

Actuate Therapeutics Announces Positive Interim Phase 2 Data of Elraglusib
in First Line Treatment of Metastatic Pancreatic Cancer

•	Statistical Significance Met on Primary Endpoints of 1 Year Survival Rate and Median Overall Survival
•	Doubling of 1 Year Survival Rate and 37% Reduction in Risk of Death
•	Two Month (29%) Increase in Median Overall Survival
•	Multiple Patients with Complete Responses (CRs) and/or Partial Response (PR) with 100% Reduction in Target Lesions
•	Elraglusib in Combination with GnP Demonstrated a Favorable Risk-Benefit Profile
•	Trial Continues with Topline Data Anticipated in 1H 2025

CHICAGO, IL and FORT WORTH, TX, December 17, 2024 – Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers through the inhibition of glycogen synthase kinase-3 beta (GSK-3β), today announced new positive data from its ongoing and fully enrolled randomized Phase 2 trial of elraglusib in combination with gemcitabine/nab-paclitaxel (GnP) in first line treatment of metastatic pancreatic ductal adenocarcinoma (mPDAC) (Actuate-1801 Part 3B).

A pre-specified analysis was triggered by reaching >70% death events in the GnP control arm (data cut off November 15, 2024). The analysis of interim data demonstrated treatment with elraglusib in combination with GnP resulted in statistically significant increases in 1-year survival rate (p value of 0.002) and median overall survival (p value of 0.016, hazard ratio of 0.63) versus treatment with GnP alone. The combination treatment also resulted in increased Objective Response Rates (ORR) and Disease Control Rates (DCR) in the elraglusib/GnP combination arm versus the GnP control arm.

“These interim results are highly encouraging and underscore the transformative potential of elraglusib in the treatment of metastatic pancreatic cancer,” said Daniel Schmitt, President & Chief Executive Officer of Actuate. “The improvement in median and overall long-term survival, disease control rate and overall response rate compared to GnP alone, combined with elraglusib’s favorable risk-benefit profile, offers the possibility of improved outcomes for patients with limited treatment alternatives. We are excited to continue evaluating the potential of elraglusib, a novel immune-oncology GSK-3 targeted approach for mPDAC, and look forward to engaging with the FDA in 1H 2025 to share topline data and discuss next steps, including a proposed phase 3 registration trial.

Inhibition of GSK-3β may inhibit tumor growth and improve survival through several complimentary mechanisms that include enhancement of chemotherapy activity, activation of innate anti-tumor immunity and regulation of gene expression, leading to alterations in tumor metabolism and Epithelial-to-Mesenchymal Transition (EMT).

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Study highlights include:

•	The interim data met the trial primary endpoint with a 1-year survival rate of 43.6% in the elraglusib-GnP combination arm versus 22.5% in the GnP control arm (p=0.002);
o	Eighteen and twenty-four month survival rates also demonstrated benefit of 20.9% vs 0% and 16.7% vs 0% in the elraglusib-GnP combination vs GnP arms, respectively.
•	As of the November 15, 2024 cutoff, 38% of subjects were still alive in the elraglusib-GnP combination arm vs 19% in the GnP control arm.
•	A statistically significant 37% reduction in risk of death and increased median overall survival were observed in the elraglusib-GnP combination arm (mOS 9.3 months) vs the GnP control arm (mOS 7.2 months), (HR=0.63 p=0.016).
•	The trial also met its primary safety endpoint. Treatment-emergent adverse events (TEAEs) and Serious Adverse Events (SAEs) in the elraglusib-GnP combination arm were similar to those observed in the GnP arm, indicating a favorable risk-benefit profile for the elraglusib-GnP combination.
•	At the interim cutoff of November 15, 2024, the ORR was 27.7%, DCR was 42.6%, and PFS was 5.6 months in the elraglusib-GnP combination arm versus 20.5%, 33.3% and 4.9 months in the GnP arm, respectively.
•	To date, there have been 2 patients in the elraglusib/GnP combination arm with previously inoperable metastatic lesions with noted reductions in target lesions and referred for successful resection, 1 of which resulted in 100% reduction in total tumor burden after surgery. In addition, there have been 1 Complete Response and 1 Partial Response with 100% reduction in target lesions in the elraglusib GnP combination arm versus 0 in the control arm to date.

“Pancreatic cancer is one of the most aggressive and lethal cancers with less than 5% survival rate in the US at 5 years. We are encouraged by consistent evidence of significant clinical benefit and anti-tumor activity in the elraglusib combination arm across multiple endpoints in this study,” said Dr. Andrew Mazar, Actuate’s Scientific Co-Founder and Chief Operating Officer. “Further, the favorable risk-benefit profile observed to date may provide a treatment option for many patients with metastatic pancreatic cancer that may not tolerate more aggressive and less tolerable chemotherapy approaches.”

The ongoing Actuate-1801 Part 3B study (NCT03678883) is a randomized, controlled Phase 2 trial of elraglusib with GnP versus GnP alone in first line mPDAC. The trial enrolled 286 mPDAC patients with no prior systemic treatment for metastatic disease, who were randomized 2:1 to the elraglusib treatment arm (elraglusib + GnP) or the control arm (GnP alone). Elraglusib is administered at a dose of 9.3 mg/kg by IV infusion on Day 1 of each week of a 28-day cycle. The primary endpoint is 1-year survival rate, with mOS the primary parameter for summarization of survival data at the end of the study. Secondary endpoints are DCR, ORR, PFS and AE.

About Actuate Therapeutics, Inc.

Actuate is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug product, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy including several DNA Damage Response (DDR) pathways. Elraglusib is designed to act as a mediator of anti-tumor immunity through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-kB) and regulates multiple immune checkpoints and immune cell function. For additional information, please visit the Company’s website at http://www.actuatetherapeutics.com.

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Forward-Looking Statements

This press release contains forward-looking statements about us, including our clinical trials and development plans, and our industry. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this press release are forward-looking statements. Accordingly, these statements involve estimates, assumptions, substantial risks and uncertainties which could cause actual results to differ materially from those expressed in them, including but not limited to that clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, results of prior preclinical studies and early clinical trials are not necessarily predictive of future results, and elraglusib may not achieve favorable results or expected impacts on tumor growth in clinical trials or preclinical studies or receive regulatory approval on a timely basis, if at all; that we may not successfully enroll additional patients or establish or advance plans for further development, including through conversations with the FDA; that elraglusib could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials or result in other negative consequences; preliminary and unpublished data may be subject to change following the availability of more data or following a more comprehensive review of the data and should not be relied upon as a final analysis; our reliance on third parties to conduct our non-clinical studies and our clinical trials; our reliance on third-party licensors and ability to preserve and protect our intellectual property rights; that we face significant competition from other biotechnology and pharmaceutical companies; and our ability to fund development activities. In addition, any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 13, 2024 and other filings with the SEC. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Contact

Mike Moyer

Managing Director

LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com

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